Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

X Financial

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$9,040,000(1)	0.00014760	$1,335(2)
Fees Previously Paid	-	-	-
Total Transaction Valuation	$9,040,000(1)
Total Fees Due for Filing			$1,335
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$1,335

(1)	The transaction valuation is estimated only for purposes of calculating the filing fee. This amount is based on the purchase of 2,000,000 American Depositary Shares of X Financial with a value of up to $9,040,000.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $147.60 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01476% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.